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                                                                              EXHIBIT 11

                           DATAKEY, INC. AND SUBSIDIARY
                           COMPUTATION RE: EARNINGS PER SHARE
                                    (UNAUDITED)
                                                  Three Months Ended                 Nine Months Ended
                                             September 28   September 30,       September 28,  September 30,
                                                  1996           1995                1996           1995
                                             ----------------------------------------------------------------
Net Income(loss)                             ($298,026)          $24,373          ($473,852)       $123,765
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Primary Earnings Per Share
     Shares:
     Weighted average number of common
        shares outstanding                   2,880,403         2,829,570          2,854,707       2,829,570
     Assuming conversion of preferred                0           150,000                  0         150,000
     Assuming exercise of options and warrants
        reduced by the number of shares which
        could have been purchased with the
        proceeds from exercise of such options
        and warrants (treasury stock method)
        using average market price                   0             7,120                  0           1,946
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         Weighted average number of
             common and common equivalent
             shares outstanding              2,880,403         2,986,690          2,854,707       2,981,516
=============================================================================================================

Primary Earnings Per share                      ($0.10)            $0.01             ($0.17)          $0.04
=============================================================================================================

Fully Diluted Earnings Per Share
     Shares:
     Weighted average number of common       2,880,403         2,829,570          2,880,403       2,829,570
        shares outstanding
     Assuming conversion of preferred                0           150,000                  0         150,000
     Assuming exercise of options and warrants
        reduced by the number of shares which
        could have been purchased with the
        proceeds from exercise of such options
        and warrants (treasury stock method)
        using ending market price                    0             8,172                  0           8,172
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         Weighted average number of
             common and common equivalent
             shares outstanding              2,880,403         2,987,742          2,854,707       2,987,742
=============================================================================================================

Fully Diluted Earnings Per Share                ($0.10)            $0.01             ($0.17)          $0.04
=============================================================================================================

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